UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

S&P Managed Futures Index Fund, LP

(Exact name of registrant as specified in its charter)

Delaware	000-50565	90-0080448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o RefcoFund Holdings, LLC
One World Financial Center
200 Liberty Street – Tower A
New York, New York  10281

(Address of principal executive offices)

(212) 693-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Current Status of Fund Operations.

In light of the recent bankruptcy filings involving Refco, Inc., the ultimate parent of RefcoFund Holdings, LLC (the “General Partner”), the general partner of the S&P Managed Futures Index Fund, LP (the “Fund”), Refco Capital Markets, Ltd. (“RCM”) and Refco, LLC, as well as certain other legal proceedings currently underway, PlusFunds Group, Inc. (“PlusFunds”), the investment manager of the SPhinX Managed Futures Fund SPC (the “SPhinX Fund”) in which all or substantially all of the Fund’s assets are invested, has issued a notice to investors (the “Notice”), a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

The Notice informs investors in the SPhinX Fund, including the Fund, of certain actions taken and legal proceedings currently underway with respect to that portion of the SPhinX Fund’s assets (approximately $312 million) currently maintained with Lehman Brothers, Inc.  Specifically, on December 16, 2005, PlusFunds and the SPhinX Fund were individually served with a Temporary Restraining Order, entered by the bankruptcy court, freezing the SPhinX Fund’s assets pursuant to a Complaint, filed by the Official Committee of Unsecured Creditors of Refco, seeking recovery of that amount as a preferential transfer.  Investors are cautioned to carefully read the Notice in its entirety for a full explanation of the issues to be settled and the actions, if any, to be taken by PlusFunds with respect to such matters.

In addition to the information set forth in the Notice, investors are advised that PlusFunds has determined to immediately suspend the payment of any and all redemptions out of the SPhinX Fund, including the remaining portion of any redemption proceeds previously withheld and/or not yet paid, pending further resolution of certain legal proceedings.  Therefore, given the inability of the Fund to redeem its assets from the SPhinX Fund, the General Partner has necessarily suspended the payment of any and all redemptions out of the Fund, including the remaining portion of any redemption proceeds previously withheld and/or not yet paid, pending further notice in this regard from PlusFunds.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

	99.1	Notice to Investors dated December 20, 2005 by PlusFunds Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S&P Managed Futures Index Fund, LP
By: RefcoFund Holdings, LLC,
as General Partner
(Registrant)

	By:	/s/ Richard C. Butt
Date: December 22, 2005	Name: Richard C. Butt
Title: President and Manager